UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 11, 2008
MINRAD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32666	870299034
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
50 Cobham Drive, Orchard Park, NY 14127-4121
(Address of principal executive offices)
Registrant’s telephone number, including area code: 716-855-1068
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On December 11, 2008, the Company received a notice from NYSE Alternext US LLC (the “Exchange”) stating that a review of the Company’s 10-Q for the quarter ended September 30, 2008, indicated the Company was not in compliance with certain provision of the Exchange’s Company Guide (the “Company Guide”), namely Section 1003(a)(i), with stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two out of its three most recent fiscal years; 1003(a)(ii), with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three out of its four most recent fiscal years; 1003(a)(iii), with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years; and 1003(a)(iv) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether it will be able to continue operations and/or meet its obligations as they mature.
     In order for the Company to maintain its listing on the Exchange, it must submit a plan by December 26, 2008 addressing how it intends to regain compliance with Section 1003(a)(iv) of the Company Guide by March 11, 2009, and Sections 1003(a)(i), 1003(a)(ii), and 1003(a)(iii) by June 11, 2010 (the “Plan”). This Plan is to include specific milestones, quarterly financial projections, and details related to any strategic initiatives the Company plans to complete. If the Company does not submit a plan or if it is not accepted by the Exchange, the Company will be subject to delisting Procedures.
     The Exchange also stated that due to the low selling price of the Company’s stock, pursuant to Section 1003(f)(v) of the Company Guide, a reverse stock split is advised. The Exchange may consider suspending dealings in, or removing from the list, the Company’s common stock if the reverse stock split is not completed within a reasonable amount of time.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINRAD INTERNATIONAL, INC. (Registrant)
December 17, 2008	By:	/s/ Charles Trego, Jr.
Charles Trego Jr.